Filed pursuant to Rule 433

Registration No. 333-224307 and

333-224307-01

June 24, 2020

Final Term Sheet

TOTAL CAPITAL INTERNATIONAL

(A wholly-owned subsidiary of TOTAL S.A.)

$800,000,000 2.986% Guaranteed Notes Due 2041

$800,000,000 3.386% Guaranteed Notes Due 2060

Guaranteed on an unsecured, unsubordinated basis by

TOTAL S.A.

Issuer	Total Capital International
Guarantee	Payment of the principal of, premium, if any, and interest on the notes is guaranteed by TOTAL S.A.
Format	SEC-registered global notes
Title	2.986% Guaranteed Notes Due June 29, 2041 (the “2041 notes”) 3.386% Guaranteed Notes Due June 29, 2060 (the “2060 notes”)
Total Initial Principal Amount Being Issued	$800,000,000	$800,000,000
Issue Price	100.000%	100.000%
Pricing Date	June 24, 2020
Expected Settlement Date	June 29, 2020 (T+3)
Maturity Date	June 29, 2041	June 29, 2060
Day Count	30/360
Day Count Convention	Following, unadjusted
Optional Redemption Terms

Prior to December 29, 2040 (the date that is 6 months prior to the stated maturity of the 2041 notes), make-whole call at Treasury Rate plus 25 basis points

On or after December 29, 2040 (the date that is 6 months prior to the stated maturity of the 2041 notes), call at par

Tax call at par

Prior to December 29, 2059 (the date that is 6 months prior to the stated maturity of the 2060 notes), make-whole call at Treasury Rate plus 30 basis points

On or after December 29, 2059 (the date that is 6 months prior to the stated maturity of the 2060 notes), call at par

Tax call at par

Interest Rate	2.986%	3.386%
Benchmark Treasury	2.000% due February 15, 2050	2.000% due February 15, 2050
Benchmark Treasury Price	113-18	113-18
Benchmark Treasury Yield	1.436%	1.436%
Spread to Benchmark Treasury	+155bps	+195bps
Yield to Maturity	2.986%	3.386%
Date Interest Starts Accruing	June 29, 2020
Interest Payment Dates	Each June 29 and December 29

First Interest Payment Date	December 29, 2020
Regular Record Dates for Interest	Each June 14 and December 14
Trustee	The Bank of New York Mellon
Listing	None
Denominations	$2,000 and increments of $1,000
Expected Ratings of the Notes

Moody’s : Aa3 (Negative) / Standard & Poor’s: A+ (Negative)

Ratings are not a recommendation to purchase, hold or sell notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor. The ratings are based upon current information furnished to the rating agencies by Total Capital International and TOTAL S.A. and information obtained by the rating agencies from other sources. The ratings are only accurate as of the date thereof and may be changed, superseded or withdrawn as a result of changes in, or unavailability of, such information, and therefore a prospective purchaser should check the current ratings before purchasing the notes. Each rating should be evaluated independently of any other rating.

CUSIP/ISIN	89153V AX7 / US89153VAX73	89153V AW9 / US89153VAW90
Selling Restrictions	Prohibition of Sales to EEA Retail Investors; France; United Kingdom; Canada; Hong Kong; Japan; Singapore; Switzerland and Taiwan
Joint Book-Running Managers

Barclays Capital Inc.

BofA Securities, Inc.

Citigroup Global Markets Inc.

Credit Agricole Securities (USA) Inc.

Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

Morgan Stanley & Co. LLC

MUFG Securities Americas Inc.

Standard Chartered Bank

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, BofA Securities, Inc. toll-free at 1-800-294-1322, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Credit Agricole Securities (USA) Inc. toll-free at 1-866-807-6030, Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, HSBC Securities (USA) Inc. toll-free at 1-866-811-8049, Morgan Stanley & Co. LLC toll-free at 1-866-718-1649, MUFG Securities Americas Inc. toll-free at 1-877-649-6848, or Standard Chartered Bank collect at +44 207 855 8888.